Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: MICHAEL J. KOSS

JULY 16, 2007	(414) 964-5000
Koss 4th Quarter EPS Up 15%
Company Posts 14% Increase in Net Income: Net Sales Increase 7%
Year End Sets Net Sales as Second Only to Record in 2007
Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone company, has announced quarterly earnings for its fourth quarter fiscal year period ending June 30, 2007.
Sales for the fourth quarter rose 7% to $11,052,884 compared to $10,283,703 for the same period one year ago. Net income increased 14% in the fourth quarter to $1,425,948 compared to $1,249,609 for same quarter in 2006. Fourth quarter diluted earnings per share jumped 15% to $0.38 compared with $0.33 in the fourth quarter one year ago.
“We are very pleased with the sales performance of the final quarter of our fiscal year,” Michael J. Koss, President and CEO, told employees here today. “We made advances this quarter against last year and are especially pleased with the renewed improvements we saw in Europe.”
Koss went on to explain that sales in Europe had experienced a 45% increase in volume in the fourth quarter compared to the fourth quarter in 2006.
“Sales did reflect some strengthening in domestic U.S. retail orders, but still reflected reductions in shipments to automotive companies,” Koss said. “Sales to U.S. retail and to Europe were able to offset the automotive declines for the quarter.”
Michael Koss elaborated that the increases in export sales outside of North America had been sustained for the fifth consecutive fiscal year with increases of 15% in 2003, 72% in 2004, 82% in 2005, 43% in 2006 and 27% in 2007.
Sales for the twelve months were off against the previous year’s record by 9% to $46,201,858 compared to $50,891,637 for the same period one year ago. Net income for the twelve months fell 17% to $5,156,520 compared to $6,222,191 for the same period one year ago. Diluted earnings per share for the twelve months declined by 15% to $1.38 compared with $1.63 one year ago.
“The sales decline for the fiscal year is linked primarily to U.S. car manufacturers who reduced production of their models which feature our rear seat entertainment headphones as part of the car’s original equipment,” Michael Koss said. “A full 85% of the reduction in our annual sales for 2007 can be traced to reductions in volumes for two automotive customers. This reduction in their production has accounted for nearly four million dollars in reduced net sales over the course of the Company’s fiscal year.”
Michael Koss then explained that the Company’s net income had also come under some pressure during the year, but was pleased with the final quarter and the year end totals.
“The Company invested close to a million dollars in fiscal year 2007 to shore up intellectual patents and trademarks, as well as to conduct new research and develop prototypes for a new line of Koss Stereophones currently expected to be introduced in late 2008 and beyond,” Koss stated. “Despite these additional expenses and the challenges of a reduction in sales to the auto companies, we are very pleased with the Company’s performance this year which is rivaled only by last year’s record setter in net sales.”

Koss Corporation paid a quarterly dividend of $0.13 cents per share on July 13, 2007, to shareholders of record on June 29, 2007.
Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.
KOSS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(2007 FY Unaudited)

	Three Months		Twelve Months
Period Ended June 30	2007	2006	2007	2006

Net sales	$11,052,884	$10,283,703	$46,201,858	$50,891,637
Cost of goods sold	6,744,684	6,156,430	28,284,981	31,095,377

Gross profit	4,308,200	4,127,273	17,916,877	19,796,260
Selling, general and administrative expense	2,216,789	2,151,175	10,066,385	10,063,871

Income from operations	2,091,411	1,976,098	7,850,492	9,732,389
Other income (expense)
Royalty income	81,249	65,000	324,996	341,918
Interest income	56,236	49,386	169,227	169,047
Interest expense	0	0	0	0

Income before income tax provision	2,228,896	2,090,484	8,344,715	10,243,354
Provision for income taxes	802,948	840,875	3,188,195	4,021,163

Net income	$1,425,948	$1,249,609	$5,156,520	$6,222,191

Earnings per common share:
Basic	$0.39	$0.34	$1.40	$1.68
Diluted	$0.38	$0.33	$1.38	$1.63

Dividends per common share	$0.13	$1.13	$0.52	$1.52